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                                                                    EXHIBIT 23.2

The financial statements and independent auditors' report referred to in the following consent and report on schedule give effect to the anticipated 1:1.65 reverse stock split as described in Note 14 to the financial statements. The following independent auditors' consent and report on schedule is in the form that will be furnished by Deloitte & Touche LLP upon the consummation of the reverse stock split described in Note 14 to the financial statements assuming that no other material events occur that would affect the accompanying financial statements or require disclosure therein.

/s/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
December 29, 1999


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE


To the Board of Directors and Shareholders of T/R Systems, Inc.:



We consent to the use in this Amendment No. 4 to Registration Statement No. 333-88439 of T/R Systems, Inc. on Form S-1 of our report dated March 26, 1999 (May 17, 1999 as to the first paragraph of Note 9 and ____, 2000 as to Note 14), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of T/R Systems, Inc., listed in
Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



Atlanta, Georgia
December  , 1999